          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                Exhibit No. 10.22
                Exclusive License and Exclusive Supply Agreement

         This Agreement is made on 20th day of November, 2002 by and between Matritech, Inc. ("Matritech"), a Delaware corporation having a principal place of business at 330 Nevada Street, Newton, Massachusetts 02460, U.S.A., and Sysmex Corporation ("Sysmex"), a Japanese corporation having a principal place of business at 1-5-1, Wakinohama-kaigandori, Chuo-ku, Kobe, Hyogo 651-0073, Japan.

         WHEREAS, Matritech has identified certain monoclonal antibodies, called NMP 179 antibodies, and has proprietary technology in producing and using such antibodies for the detection of cervical cancer.

         WHEREAS, Sysmex has substantial expertise in the development of apparatus for medical diagnostics, especially in the automated cellular analysis areas.

         WHEREAS, Matritech and Sysmex ("the Parties") have been engaged in an effort for the research, development, commercialization and marketing of a cervical cancer assessment product.

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

         WHEREAS, in furtherance of the Parties' effort, the Parties desire that Matritech provide Sysmex with exclusive supply of the NMP 179 antibodies and the exclusive worldwide exploitation rights to market, distribute, sell and service such a cervical cancer assessment product.

         NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties agree as follows:

                               Part I: Definitions

1. Throughout this Agreement, the following defined terms shall have the meanings set forth below:

         1.1 "Customers" shall mean an end use customer of Sysmex who purchases, or is assigned or transferred a Licensed Product from Sysmex through a legitimate transaction and uses the Licensed Product in the Field.

         1.2      "Field" shall mean the field of [**].

         1.3 "Licensed Methods" shall mean any and all methods the practice of which would, in the absence of the license granted hereunder, infringe a Valid Claim of a Licensed Patent.

         1.4 "NMP 179 antibodies" shall mean [**], called NMP 179 antigens, produced by Matritech as the raw material of NMP 179 Reagents, and any improvements thereof.

         1.5 "NMP 179 Reagents" shall mean the reagents used in the Field which include, but are not limited to, [**].

         1.6 "Licensed Patents" shall mean United States Patent Nos. 5,858,683 and 6,027,905, their foreign counterparts, all reissues and reexaminations of these United States and foreign patents and all patents that may issue from patent applications derived from any of the foregoing patents, including continuations, continuation-in-part applications, divisions, renewals and extensions of any of the foregoing patent applications and patents.

         1.7 "Licensed Products" shall mean any and all products the manufacture, use, sale, offer for sale or import of which would, in the absence of the license granted hereunder, infringe a Valid Claim of a Licensed Patent.

         1.8 "Sysmex" shall mean Sysmex Corporation and its affiliates which shall mean a corporation performing activities relating to Sysmex's business in which Sysmex owns and controls, directly or indirectly, at least fifty percent (50%) of the outstanding shares entitled to vote for the Board of directors and which agree in writing to be bound by the terms of this Agreement.

         1.9      "Net Sales Value" shall mean [**].

         1.10 "Non-Affiliates" shall mean a company or person other than Sysmex.

         1.11 "Valid Claim" shall mean a pending, issued or unexpired patent claim included among the Licensed Patents so long as such claim has not been irrevocably abandoned or held to be invalid in an unappealable decision of a court or other authority of competent jurisdiction.

                            Part I: Exclusive Supply

2.       Exclusive Supply

         2.1 Upon Sysmex's purchase orders, Matritech agrees to manufacture and sell all NMP 179 antibodies ordered by Sysmex to Sysmex. Sysmex agrees to purchase such NMP 179 antibodies solely from Matritech pursuant to the terms and conditions of this entire Agreement. There is no [**] purchase requirement.

         2.2 Matritech agrees that it will not sell NMP 179 antibodies, whether sold by Matritech itself or sold by a licensee, distributor or any other third party authorized by Matritech, to any third party in the Field.

         2.3 Sysmex agrees that for so long as Matritech manufactures and sells the ordered supply of NMP 179 antibodies to Sysmex, and Part I of this Agreement is effective, Sysmex will fill all of its requirements under this Agreement including those for NMP 179 antibodies with NMP 179 antibodies purchased from Matritech.

3.       Order and Purchase

         3.1 All purchases and sales of NMP 179 antibodies between Matritech and Sysmex shall be initiated by Sysmex's issuance of written purchase orders sent via airmail or by facsimile. The acceptance by Matritech of a purchase order from Sysmex shall be indicated by written acknowledgement thereof by Matritech.

         3.2 Sysmex shall have the right to cancel its purchase order or any portions thereof for any reason at any time before the purchase order is accepted pursuant to Subsection 3.1. Sysmex may not cancel its purchase order or any portions thereof after it is accepted pursuant to Subsection 3.1 unless the Parties agree on such cancellation.

4.       Delivery, Shipping and Forecasting

         4.1 Provided the purchase order had been reasonably accurately forecasted [**] days in advance per Section 4.3, Matritech shall use its best efforts to ship to Sysmex the ordered NMP 179 antibodies within [**] days after receiving a purchase order from Sysmex. Matritech will use its best efforts to ship to Sysmex in such a manner as specified by [**]. All shipping costs shall be paid by Sysmex.

         4.2 After the ordered NMP 179 antibodies leave the place of manufacture and prior to delivery to Sysmex, [**] shall be responsible for and shall bear any and all risk of loss of or damages to the NMP 179 antibodies.

         4.3 Sysmex shall provide Matritech with a unit forecast for the following [**] months by the first of every three month interval. This is to be Sysmex's good faith best estimate of their requirements for NMP 179 antibodies and is not an irrevocable commitment to purchase.

5.       Quality and Inspection

         5.1 Matritech agrees to meet, for every purchase order from Sysmex, mutually acceptable predetermined requirements on the quality of NMP 179 antibodies.

         5.2 Matritech agrees that all NMP 179 antibodies manufactured and delivered by Matritech shall be subject to receiving inspection by Sysmex.

         5.3 Within [**] days of the date of delivery of ordered NMP 179 antibodies to Sysmex, including an order repaired or replaced under this Subsection, Sysmex shall inspect the received order for satisfaction of the required quality, damage incurred during shipping and conformity to the purchase order. If Sysmex and Matritech mutually agree that the order Sysmex has received does not satisfy the required quality, conform to the purchase order or is damaged during shipment, Sysmex shall notify Matritech in writing within forty five (45) days of the date of the delivery to Sysmex, and Matritech shall at its own expense repair or replace such order, which shall be Matritech's sole liability for such non-conformity to quality standards or damage.

6.       Payment

         6.1 The Parties agree that the purchase price of NMP 179 antibodies Sysmex will pay to Matritech is equal to [**]. Production cost shall be limited only to direct manufacturing, quality control and quality assurance costs plus reasonable general and administration expenses allocated in accordance with the generally accepted accounting principles.

         6.2 The production cost of NMP 179 antibodies shall be determined by Matritech and verified by Sysmex once a year and used to calculate purchase prices of Subsection 6.1 for a twelve-month period to come until it is replaced by a new production cost determined and approved for the next twelve-month period.

         6.3 The twelve-month period as set forth in Subsection 6.2 begins from January 1 and ends on December 31 of the same year. The production cost used to calculate purchase prices of Subsection 6.1 is a production cost that is valid when the purchase order is placed by Sysmex provided the requested delivery date on such purchase order is sixty (60) days or less.

         6.4 By thirty (30) days before January 1 every year, Matritech shall determine its production cost of NMP 179 antibodies used to calculate purchase prices of Subsection 6.1 for a next twelve-month period and notify it to Sysmex, along with appropriate documentation on which the determination of the production cost is based.

         6.5 Within [**] days subsequent to the end of the thirty-day time period set forth in Subsection 5.3, Sysmex shall make a payment to a purchase order through a wire-transfer to the designated bank account.

         6.6 An amount of payment made pursuant to Subsection 6.5 shall be equal to the purchase price determined pursuant to Subsections 6.1-6.4. Deducted from the payment are any taxes withheld according to the United States-Japan Income Tax Treaty (the "Treaty") provided that Sysmex uses its reasonable best efforts to reduce its withholding obligation pursuant to the Treaty. If Sysmex withholds any taxes according to the tax treaty, Sysmex shall provide Matritech with an official certificate of such taxes withheld issued by the appropriate authority of the Japanese government and any other information that Matritech may reasonably request concerning the taxes withheld.

7.       Term of Part I of this Agreement

         7.1 Unless terminated earlier pursuant to this Agreement, Part I of this Agreement shall continue in force until all of the Licensed Patents expire or become no longer legally effective. Following such period the Part I of this Agreement will automatically renew for another one year unless either party gives a 60-day advance notice in writing advising the other party that it will not renew Part I of this Agreement.

         7.2 Unless the entire Agreement is terminated pursuant to this Agreement, Part I of this Agreement shall survive expiration or termination of
Part II of this Agreement.

8.       Stable and Sufficient Supply

         8.1 Matritech shall provide stable and sufficient supply of NMP 179 antibodies to Sysmex.

         8.2 If Matritech fails to provide Sysmex with all its required supply of reasonably accurately forecasted NMP 179 antibodies ordered pursuant to Part I of this Agreement on any particular purchase order, following written notice and a reasonable period of cure, such failure may constitute a reason for Sysmex to terminate Part I of this Agreement.

         8.3 If Part I of this Agreement is terminated for Matritech's failure to supply NMP 179 antibodies in accordance with Part I of this Agreement, Sysmex shall be entitled to obtain from Matritech the entire cell line (hybridoma), protocols and technologies for producing NMP 179 antibodies without further consideration. In the event that Matritech fails to supply NMP 179 antibodies and Sysmex obtains the hybridoma for producing NMP 179 antibodies, then Matritech will no longer be entitled to the payments described in Section 6 but will remain entitled to all other payments and royalties described in this Agreement.

         8.4 Matritech agrees to place the entire cell line (hybridoma) and protocols into the possession of a mutually agreeable third party escrow service which will transfer the cell line and the protocols to Sysmex in the event set forth in Subsection 8.3. To this effect, Matritech and Sysmex shall prepare and execute an escrow agreement within a reasonably short time after the execution of this Agreement. The escrow agreement executed by the parties shall be attached to this Agreement and become part of this Agreement.

                      Part II: EXCLUSIVE LICENSE AGREEMENT

9.       Exclusive License

         9.1 Matritech hereby grants Sysmex the sole and exclusive worldwide license under the Licensed Patents to: (a) make, have made, use, sell, offer to sell, lease or otherwise dispose of Licensed Products in the Field; (b) practice a Licensed Methods in the Field; and (c) sell products or parts for use in practicing a Licensed Methods in the Field.

         9.2 Matritech represents and agrees that it has not and will not grant any third parties a license within the Field under any of the Licensed Patents before Part II of this Agreement becomes no longer effective or is terminated.

         9.3 The exclusive license granted to Sysmex under Subsection 9.1 includes the right to sublicense provided that (i) granting of such sublicense has to be approved in advance by Matritech and (ii) sublicensees granted such sublicense will not market NMP 179 Reagents so as not to affect Matritech absolute revenues under this Agreement. Besides sublicenses expressly granted by Sysmex under this subsection, sale, assignment or transfer of a Licensed Product, or a product or part for use in practicing a Licensed Method, through a legitimate transaction from Sysmex to a Customer and a Non-Affiliate will carry the right for the Customer to use the Licensed Product or the product or part, free of infringement claims under any of the Licensed Patents and the right for the Non-Affiliate to resell the Licensed Product or the product or part, free of infringement claims under any of the Licensed Patents.

         9.4 Matritech agrees that under any patents that Matritech has licensing rights to other than the Licensed Patents owned by Matritech, or assigned or transferred from Matritech that are or will necessarily be infringed by use of a Licensed Product or practice of a Licensed Method, Sysmex shall have a non-exclusive, royalty-free, non assignable or transferable license for the terms of such patents to the extent that Sysmex exercises its rights granted under the Licensed Patents pursuant to Subsection 9.1. Matritech further agrees that under the same patents, the sublicensees who have a sublicense pursuant to Subsections 9.3 and the Customers and the Non-Affiliates as described in the same Subsection shall have a non-exclusive, royalty-free, no assignable or transferable license for the term of the patents to the extent that the sublicensees exercise its rights granted under the sublicenses.

         9.5 Matritech agrees to assist Sysmex in recording the existence of the exclusive licenses granted to Sysmex under Subsection 9.1 at the Patent Office in countries in relation to the Licensed Patents according to the applicable recordation laws and rules of the countries.

10       Royalties

         10.1 Sysmex shall pay to Matritech [**] percent ([**]%) of the Net Sales Value.

         10.2 Sysmex shall keep and maintain a record on sales of NMP 179 Reagent to Non-Affiliates and prepare, from the record kept and maintained under this Subsection, a quarterly report showing the sales of NMP 179 Reagent during each of three-month periods starting from January 1 and ending on December 31 of the same year. Sysmex shall provide a quarterly report prepared under this Subsection to Matritech on or before the 30th day of the first month after each three-month period ends.

         10.3 Concurrent with providing a quarterly report to Matritech pursuant to Subsection 10.2, Sysmex shall make a payment through a wire-transfer to the designated bank account.

         10.4 An amount of payment made pursuant to Subsection 10.3 shall be equal to [**]% of the Net Sales Value determined in a quarterly report as set forth in Subsection 10.2. Deducted from a payment are any taxes withheld according to the Treaty. If Sysmex withholds taxes according the tax treaty, Sysmex shall provide Matritech with an official certificate of such taxes withheld issued by the appropriate authority of the

Japanese government and any other information that Matritech may reasonably request concerning the taxes withheld.

11.      Patent Filing and Maintenance

         Matritech will be primarily responsible at its own expense for the preparation, filing, prosecution and maintenance of all patent applications and patents within the Licensed Patents. Matritech shall keep Sysmex informed of the progress of all patent applications within the Licensed Patents, and shall give Sysmex reasonable opportunity to comment on the type and scope of useful claims, patent filings, and prosecution strategy.

12.      Infringement of the Licensed Patents by Third Parties

         12.1 Each party shall notify the other within thirty (30) days of obtaining knowledge of a possible infringement of the Licensed Patents in the Field.

         12.2 Matritech shall have the sole right, but not the obligation, at its own expense, to take all steps that, in Matritech's sole discretion, are necessary or appropriate to protect and to enforce any of the Licensed Patents in the Field, including the initiation of legal proceedings against any third party who has infringed or ever infringes any Licensed Patents within the Field. Any damage, cost, award fee, recovery, or compensation paid by any third party in connection with any proceeding initiated or carried on at Matritech's expense (whether by way of settlement or otherwise) shall be retained by Matritech. Matritech shall not enter into any settlement, consent judgment, or any other voluntary final disposition of any infringement action under this section without the prior written consent of Sysmex, which consent shall not be unreasonably withheld, conditioned or delayed.

         12.3. In the event that Matritech elects not to initiate legal proceedings under section 12.2, Matritech shall provide prompt written notice of such to Sysmex, and Sysmex shall have the right, but not the obligation, to initiate legal proceedings against the infringer in the Field at Sysmex's sole expense, naming Matritech as a party, if so required by law. Matritech agrees to become a named party of such legal proceedings if so requested by Sysmex. Any damage, cost, award fee, recovery, or compensation paid by any third party in connection with any proceeding initiated or carried on at Sysmex's expense pursuant to this section (whether by way of settlement or otherwise) shall be retained by Sysmex. Sysmex shall not enter into any settlement, consent judgment, or any other voluntary final disposition of any infringement action under this section without the prior written consent of

Matritech, which consent shall not be unreasonably withheld, conditioned or delayed.

         12.4 In the event that any party ("Initiating Party") desires to initiate, initiates, or carries on any legal proceeding to enforce or to protect any of the Licensed Patents under sections 12.2 and 12.3, the other party (Non-initiating Party) hereto shall fully co-operate with and will supply all assistance reasonably requested by the initiating party. The Initiating Party shall have sole control of the proceeding and shall bear reasonable expenses (excluding legal fees) incurred by the Non-initiating Party in providing such assistance and cooperation as the Initiating Party may request. The Non-initiating Party shall be entitled to participate in any proceedings initiated or carried on by the Initiating Party with counsel selected by it, but at its own expense.

13.      Term of Part II of this Agreement

         13.1 Unless terminated earlier pursuant to this Agreement, Part II of this Agreement shall continue in force until all of the Licensed Patents expire or become no longer legally effective.

         13.2 Unless the entire Agreement is terminated pursuant to this Agreement, Part II of this Agreement shall survive expiration or termination of
Part I of this Agreement.

14.      Election To Continue Under this Agreement

         In the event that Matritech seeks or is involuntarily placed under the protection of the bankruptcy laws, Title XI, U.S. Code, and the trustee rejects this Agreement, Sysmex hereby elects, pursuant to section 365(n) to retain all rights granted to it under this Agreement to the extent permitted by law.

                          Part III: General Provisions

15.      Applicability of Part III of this Agreement

         Except as specified otherwise, Part III of this Agreement applies to the entire Agreement including Part I and Part II of this Agreement.

16.      Other Payments

         16.1(a)           In addition to the payments made from Sysmex to
Matritech pursuant to the other sections of this Agreement, Sysmex shall make the following payments to Matritech:

         (i) Sysmex shall subscribe newly issued shares of common stock of Matritech at a premium of 33% over the Market

Price. The "Market Price" shall mean the average of the closing prices of Matritech's common stock on the NASDAQ (stock market) for the period between October 15 and November 15 of 2002. The total amount subscribed and paid in by Sysmex under this Subsection shall be $2,000,000 and it shall be due upon signing the Agreement. Upon receipt of the amount of $2,000,000, Matritech shall deliver to Sysmex the share certificate representing the number of shares (the "Shares") calculated accordingly; by dividing (X) $2,000,000 by (Y) the product of 1.33 times the Market Price. The stock purchase under this Subsection shall be subject to Sysmex's conducting the necessary due diligence

         (ii) Sysmex shall pay $[**] upon United States Food and Drug Administration's first approval for the Licensed Products for detecting and assessing cervical cancer on a [**] basis; and

         (iii) Sysmex shall pay $[**] on the three-year anniversary of the date when Sysmex launches its marketing of the Licensed Products, or on the date when Sysmex achieves its sales of the Licensed Products over $[**], whichever comes first.

         16.1(b)           Sysmex hereby represents and warrants to Matritech,
on behalf of itself and any affiliate that may be acquiring the Shares, that:

         (i) it is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act") and was not organized for the specific purpose of acquiring the Shares;

         (ii) it has sufficient knowledge and experience in investing in companies similar to Matritech so as to be able to evaluate the risks and merits of its investment in Matritech and it is able financially to bear the risks thereof;

         (iii) it has had an opportunity to (a) discuss Matritech's business, management and financial affairs with Matritech's management, (b) ask questions and receive answers concerning the terms of the issuance of the Shares and (c) obtain any additional information it desires concerning Matritech that Matritech possesses or can acquire without unreasonable effort or expense;

         (iv) the Shares being purchased by it are being acquired for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof;

         (v) it understands that (a) the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or pursuant to Rules 505 or 506 promulgated under the Securities Act, (b) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (c) the Shares will bear a legend to such effect and (d) Matritech will make a notation on its transfer books to such effect.

         16.1(c)           Sysmex agrees, without the prior written consent of \
Matritech, not to sell, offer to sell, contract to sell, transfer or otherwise dispose of:

         (i) [**] of the Shares prior to approval by the United States Food and Drug Administration, as described above in Section 16.1(a)(ii); or

         (ii) more than [**] of the Shares prior to the achievement of the milestone described in section 16.1(a)(iii).

After the achievement of the milestone in section 16.1(a) (iii) or if the entire Agreement is terminated by either party , Sysmex shall be permitted to sell, offer to sell, contract to sell, transfer or otherwise dispose of any or all of the Shares, subject only to compliance with applicable securities laws. If Sysmex is unable at any time to sell such number of Shares as may be permitted under this Agreement by reason of restrictions on resale under U.S. securities laws, Matritech will use its best efforts to register such Shares at Matritech's expense, under the Securities Act for resale by Sysmex.

         16.2 In addition to the payments made from Sysmex to Matritech pursuant to Subsection 16.1 and the other sections of this Agreement, Sysmex shall pay Matritech a minimum of $[**] per quarter for services of development whether or not such services are rendered for a time period starting from the effective date of this Agreement through the date when marketing of the Licensed Products is launched in the United States. Matritech agrees to render such services as reasonably requested by Sysmex. Sysmex will pay Matritech, at a reasonable rate, any quarterly cost expended by Matritech in excess of $[**] for services of development, provided that such services are rendered with Sysmex's advance authorization.

17.      Warranties, Limits of Liability, Indemnification, and Insurance

         17.1 Matritech warrants that to the best of its knowledge, it has the power to enter into this Agreement and that it has no knowledge of any action or claim instituted or threatened by a third party against any of the Licensed Patents.

         17.2 Matritech further warrants that, to the best of its knowledge, the NMP 179 antibodies actually provided by Matritech do not infringe any patent, copyright, trademark or other intellectual property right of any third party in existence on the date of execution of this Agreement.

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

         17.3 EXCEPT AS SPECIFICALLY SET FORTH IN SECTIONS 17.1 and 17.2, MATRITECH MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, REGARDING (1) THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR (2) THE VALIDITY, ENFORCEABILITY OR SCOPE OF THE LICENSED PATENTS. ALSO, EXCEPT AS SPECIFICALLY SET FORTH IN SECTIONS 17.1 AND 17.2, MATRITECH SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         17.4 MATRITECH'S TOTAL LIABILITY ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNT HAVING THEN ACTUALLY BEEN PAID BY SYSMEX TO MATRITECH UNDER THIS AGREEMENT. IN NO EVENT SHALL MATRITECH BE LIABLE TO SYSMEX OR ANY OTHER ENTITY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, MULTIPLE, PUNITIVE OR OTHER DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, AND WHETHER OR NOT FOR BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE, AND WHETHER OR NOT MATRITECH HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. MATRITECH'S LIMITATION OF LIABILITY IS CUMULATIVE, WITH ALL OF MATRITECH'S EXPENDITURES BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT.

         17.5 Sysmex shall defend, indemnify and hold harmless Matritech, its directors, officers, employees, and agents and their respective successors, heirs and assigns from and against any and all claims, demands, suits, actions, or proceedings brought by any third party (i) arising out of product liability and personal injury, death and/or property damage in connection with the use of a Licensed Product or (ii) based on a claim that the Licensed Product, or the use or sale thereof by Sysmex under this Agreement infringes any patent, copyright, tradesecret, trademark, or other intellectual property right of any third party. Sysmex, however, shall not be required to defend, indemnify and hold harmless Matritech, or any other indemnified party, to the extent such claims, demands, suits, actions or proceedings are determined with finality by a court of competent jurisdiction to have resulted from the negligent, reckless or intentional act or omission of Matritech or any other indemnified party. Such indemnity obligation is contingent on prompt written notice of any claim, action or demand for which indemnity is claimed, reasonable co-operation (at Sysmex's expense) of Matritech in such defense, and complete control of the defense and settlement thereof, except that Sysmex will not have the right to make any monetary settlement or take any other action which would include any admission of liability on the part of Matritech its directors, officers, employees, and agents and their respective successors, heirs and assigns without the prior written consent of the party involved, which consent shall not be unreasonably withheld or delayed.

         17.6 The parties agree that at least [**] prior to the date any Licensed Product or Licensed Method is used in human clinical trial for FDA submission, the parties shall negotiate in good faith and agree upon the terms of a commercial, general liability insurance policy to protect Matritech with regard to the events described in Subsection 17.5

18.      Term of the entire Agreement

         18.1 The entire Agreement shall become effective upon the date first appearing above and, except as otherwise terminated earlier pursuant to this Agreement, shall continue in force until both Part I and Part II of this Agreement expire or are terminated.

         18.2 If one of Part I and Part II of this Agreement expires or is terminated, or otherwise loses its legal effect, the other part may be terminated with the consent of the Parties.

         18.3 Sysmex is to use its best efforts in bringing Licensed Products to market. If Sysmex is unable to bring Licensed Products to the United States market by the end of [**], Matritech and Sysmex will in good faith discuss any extension of time at the end of [**] as long as Sysmex has been diligently working on bringing Licensed Products to the market.

19.      Termination

         19.1 Except as otherwise provided herein, this Agreement may be terminated by written agreement of both Parties signed by their authorized officers or representatives.

         19.2 If one of the Parties becomes the subject of a voluntarily or involuntarily petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation or composition of the benefit of creditors, which petition or proceeding is not dismissed with prejudice within sixty (60) days after filing, the other Party may terminate Part I, Part II or both Part I and
Part II at its option.

         19.3 If one of the Parties breaches any material term or condition of this Agreement and fails to cure that breach within sixty (60) days after receiving written notice of the breach, the non-breaching Party may terminate the entire Agreement. The terminating party shall have all rights and remedies available at law or equity as well as any other rights and remedies set forth in this Agreement.

20.      Confidential Information

         20.1 For purpose of hereof, the term "Confidential Information" as applicable to each Party shall mean all business and financial information relating to that Party, all proprietary information relating to the Licensed Patents and any products or processes produced in connection with the Licensed Patents, and all inventions, discoveries, methods, plans, techniques, processes, documents, drawings, data, samples, patent applications, trade secrets, know-how, and information of the applicable party that is related thereto and marked "Confidential."

         20.2     The Confidential Information shall not include anything that:

         (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder;

         (ii) is furnished to the recipient by a third party having a lawful right to do so; or

         (iii)    was known to the recipient at the time of the disclosure.

         20.3 Each Party hereto shall for the term of this entire Agreement and for a period of two years thereafter:

         (i) treat as confidential and preserve the confidence of all Confidential Information of the other party;

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         (ii)     make no use of the other Party's Confidential Information
except as expressly permitted under this Agreement; and

         (iii) limit access to the other Party's Confidential Information to the recipient's employees who reasonably require access to such Confidential Information.

         20.4 Upon termination of the entire Agreement, each party shall promptly deliver to the other Party all tangible embodiments, including all copies, of the other Party's Confidential Information; provided, however, that each party shall be entitled to keep one copy of such Confidential Information as necessary for proper business purposes as long as it continues to follow the confidentiality obligations under this Section.

         20.5 There is not an adequate remedy at law for a breach of this Section, and Matritech or Sysmex will suffer irreparable harm as a result of such a breach. Therefore, if a breach or threatened breach by either Party of this Section occurs, in addition to any other rights and remedies it may have, the non-breaching party shall be entitled to injunctive relief restraining the breaching party from doing any act in violation of this Section without the requirement of posting bond, cash or otherwise.

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21.      Intellectual Property

         The Parties agree that any intellectual property, including without limitation inventions, discoveries, designs, trade secrets, know-how and other forms of proprietary information, that is made, created, or developed solely by one Party in relation to any of the Licensed Patents, the Licensed Methods and the Licensed Products will belong to such one Party.

22.      Survival

         The provisions of this Agreement that, by their sense and context are intended to survive performance by either or both Parties, shall also survive the completion, expiration, termination or cancellation of this Agreement.

23.      Successors and Assigns

         Neither party shall assign this Agreement or any of the rights, interests or obligations hereunder either in whole or in part, without the prior written consent of the other party hereto, except that Matritech's rights and obligations under this agreement may be assigned to any entity that acquires substantially all of the business relating to this Agreement, which entity shall agree in writing to be bound by the terms of this Agreement.

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24.      No joint venture

         Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the Parties. Neither party shall have the power to control the activities or operations of the other party. Neither party shall hold itself out as having authority or relationship in contravention of this Section.

25.      Entire Agreement

         This Agreement constitutes the entire agreement between the Parties relating the subject matter thereof. All prior or contemporaneous agreements, whether written or oral, between the Parties, or their agents and representatives to the subject hereof are merged into this Agreement. This Agreement may be altered or amended only by an instrument in writing signed by all the Parties hereto.

26.      Severability

         If any term or provision of this Agreement shall, to any extent, be determined to be invalid or unenforceable by a court or body of competent jurisdiction, the reminder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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27.      Applicable Law

         The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, U.S.A. without regard to the conflicts of law principles.

28.      Settlement of Dispute

         28.1 The Parties shall confer in good faith to attempt to resolve any disputes or controversies arising out of or relating to this Agreement and attempt to negotiate any term, condition, right or obligation not set forth in this Agreement.

         28.2 If such attempt fails, all matters of concern shall be submitted to Arbitration, which shall be conducted either in Boston, Massachusetts if Sysmex requests such Arbitration or in Osaka, Japan if Matitech requests such Arbitration by a panel of three arbitrators pursuant to the rules of the International Chamber of Commerce and shall be final and binding on all the parties.

29.      Force Majeure

         Neither party shall be liable for delay or failure in the performance of its obligations hereunder if such delay or

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failure arises from the occurrence of evens beyond the reasonable control of such party, such as fire, flood, earthquake, storm, government regulations or the intervention of any government authority. In such case, the parties hereto may confer to alter this Agreement.

30.      Patent Marking

         Sysmex shall apply the patent marking notices in accordance with the applicable patent laws of countries where Licensed Products are made, sold or used to the extent commercially feasible as consistent with prevailing business practices.

31. The terms of this Agreement are confidential and shall not be disclosed to any third party, except as required by the law or regulations, without the prior written consent of the other party.

32. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which together shall be deemed to be one and the same instrument.

MATRITECH, INC.                                      SYSMEX CORPORATION

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By: /s/ Stephen D. Chubb                             By: /s/ Hisashi Tetsugu

Print: Stephen d. Chubb                              Print: Hisashi Tetsugu

Title: Director, Chairman,                           Title: President and CEO
       and Chief Executive Officer

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